Exhibit 1.1

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), is entered into as of December 16, 2020 (the “Effective Date”), by and between Surface Oncology, Inc., a Delaware corporation having business offices at 50 Hampshire Street, Cambridge MA 02139 (“Surface”), and GLAXOSMITHKLINE INTELLECTUAL PROPERTY (No. 4) LIMITED, a company registered in England and Wales (registered number 11721880) and having business offices at 980 Great West Road, Brentford, Middlesex TW8 9GS United Kingdom (“GSK”).

INTRODUCTION

WHEREAS, Surface Controls certain Patent Rights, Know-How and other intellectual property rights related to the Licensed Target and the Licensed Antibody known as SRF813;

WHEREAS, Surface obtained certain intellectual property rights related to Licensed Antibodies targeting the Licensed Target from [***] pursuant to the [***];

WHEREAS, GSK wishes to obtain from Surface and Surface wishes to grant to GSK certain rights and licenses under certain Patent Rights, Know-How, and other intellectual property rights Controlled by Surface to Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products in the Territory, subject to the terms and conditions set forth herein; and

WHEREAS, in connection with this Agreement, [***].

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement will have the meanings set forth in this ARTICLE I:

1.1.

“Accounting Standards” means, with respect to GSK, IFRS (International Financial Reporting Standards) as adopted by the United Kingdom, or such other generally accepted accounting standard as it may from time to time adopt, in each case, consistently applied, and with respect to Surface, GAAP (accounting principles generally accepted in the United States of America), or such other generally accepted accounting standard as it may from time to time adopt, in each case, consistently applied.

1.2.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.3.	“Acquisition Third Party” has the meaning set forth in Section 2.8(b).

1.4.	“Acquisition Transaction” has the meaning set forth in Section 2.8(b).

1.5.	[***].

1.6.

“Affiliate” means, (a) with respect to GSK, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists, (b) with respect to Surface, any entity that is controlled by Surface at the time that the determination of affiliation is made and for as long as such control exists, and (c) with respect to any other Person, any entity controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (ii) status as a general partner in any partnership, or (iii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party will exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities.

1.7.	“Alternative Product” has the meaning set forth in Section 2.8(c).

1.8.

“Antibody” means, with respect to the Licensed Target, any monoclonal antibody or antigen-binding fragment, modification, or derivative thereof that binds to such Licensed Target, and includes an immunoglobulin, such as IgA, IgD, IgE, IgG and IgM, in each case, whether multiple or single chain, recombinant or naturally occurring or a combination of the foregoing in any species, whole or antigen-binding fragment, including any monospecific or any bispecific/multi-specific/multivalent antibody, and any analogs, constructs, conjugates, fusions or chemical or other modifications or attachments thereof or thereto. An antigen binding portion of an Antibody includes an antigen binding heavy chain, light chain, heavy chain dimer, diabody, Fab fragment, F(ab’)2 fragment, single domain, or any FV fragment, including a single chain FV (SCFV), a disulfide stabilized FV fragment (DSFV), or a bispecific DSFV, or a conjugate containing the immunoglobulin or an antigen-binding fragment thereof. For clarity, an antibody that differs in amino acid sequence with respect to the antigen-binding portion thereof will be treated as a separate antibody.

1.9.	“Audited Site” has the meaning set forth in Section 4.3(d).

1.10.	“Auditor” has the meaning set forth in Section 7.5(a).

1.11.	“Biosimilar Application” has the meaning set forth in Section 8.2(f)(iii).

1.12.

“Biosimilar Product” means, with respect to a given Licensed Product in a particular country in the Territory, any product sold by a Third Party not authorized by GSK or its Affiliates or its or their Sublicensees that is approved by the applicable Regulatory Authority for such country through any application or submission filed with a Regulatory Authority for Regulatory Approval of a biological product claimed to be biosimilar or interchangeable to such Licensed Product or otherwise relying on the approval of such Licensed Product in such country, including, an application filed under 42 U.S.C. § 262(k) or any similar provisions in a country outside the United States, based in reliance, at least in part, on data generated for a Regulatory Approval of such Licensed Product.

1.13.	“Breaching Party” has the meaning set forth in Section 13.3(a).

1.14.

“Business Day” means any day, other than a Saturday or a Sunday, on which banking institutions in Massachusetts, United States and London, England are open for business, but excluding the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each Calendar Year during the Term.

1.15.

“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.16.

“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2020, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

1.17.	“CAPA” has the meaning set forth in Section 4.3(d).

1.18.	“Cessation of Development” has the meaning set forth in Section 13.3(e).

1.19.

“Change of Control” means, with respect to a Party, (a) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.20.

“Clinical Data” means the original human subject data and case report forms (CRFs) collected or generated with respect to Clinical Studies of any Licensed Antibody or Licensed Product, together with all analysis, reports, and results with respect thereto.

1.21.	“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational, pursuant to a prospectively defined clinical protocol.

1.22.

“Combination Product” means any pharmaceutical preparation containing as its active ingredients both a Licensed Antibody and one or more other therapeutically or prophylactically active ingredients (each an “Other Component”), so long as the applicable Licensed Product and other pharmaceutical preparation are fixed dose combinations and co-packaged combinations of the Licensed Antibody and the Other Components. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart.

1.23.

“Commercialization,” “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, having distributed, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, customer service and support, and post-marketing safety surveillance and reporting of a product (including the Licensed Product).

1.24.	“Commercially Reasonable Efforts” means, with respect to any Licensed Antibody or Licensed Product, such efforts that are consistent with the efforts and resources [***].

1.25.

“Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement; provided, however, that Confidential Information will not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement on the part of the receiving Party;

(ii) has been in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party; or

(iv) has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

1.26.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right, without (a) breaching the terms of any agreement with a Third Party and (b) with respect to any Patent Rights which are reasonably useful [***] for the Development, Manufacture, or Commercialization of the Licensed Antibodies or Licensed Products in the Field in the Territory, [***] to any Third Party, except for that which a Party in-licenses and under which the other Party [***] as contemplated in [***].

1.27.

“Cover,” “Covering” or “Covered” means, when referring to the Licensed Product or Licensed Antibody: (a) with respect to a Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the practice by such Person of a specified activity with respect to such Licensed Product or Licensed Antibody would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the practice by such Person of a specified activity with respect to such Licensed Product or Licensed Antibody would infringe such claim if such patent application were to issue as a patent.

1.28.	“Data Security Breach” has the meaning set forth in Section 9.1(d).

1.29.

“Data Sharing Initiative” means GSK’s policy initiative (as may be amended from time to time), known at the Effective Date as the “SHARE Initiative,” to provide researchers with access to Clinical Data, including anonymized patient level data.

1.30.

“Development,” “Developing” or “Develop” means non-clinical, pre-clinical, and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Materials, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant Licensed Antibody or Licensed Product to conduct such Development activities.

1.31.	“Development Milestone Event” has the meaning set forth in Section 7.1(b).

1.32.	“Development Milestone Payment” has the meaning set forth in Section 7.1(b).

1.33.

“Distributor” means any Third Party appointed by GSK or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product, with or without packaging rights, in one or more countries in the Territory, in circumstances where such Third Party purchases its requirements of Licensed Product from GSK or its Affiliates or its or their Sublicensees.

1.34.	“Dollars” or “US$” means United States dollars.

1.35.	“Effective Date” has the meaning set forth in the preamble.

1.36.	“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.

1.37.	“European Opposition Proceeding” means [***].

1.38.	“Existing CMO” means [***].

1.39.	“Existing CMO Agreements” means [***].

1.40.	“External Costs” means [***].

1.41.	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.42.

“FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.43.	“Field” means any use or purpose, including the treatment, palliation, diagnosis, cure or prevention of any human or animal disease, disorder or condition.

1.44.

“First Commercial Sale” means with respect to the Licensed Product in any country in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after the Regulatory Approval (and Pricing and Reimbursement Approval where relevant) for such Licensed Product has been obtained in such country. First Commercial Sale shall not include any transfer of a Licensed Product (a) between or among GSK and its Affiliates or its or their Sublicensees or (b) for purposes of patient assistance programs, treatment IND sales, named patient sales, compassionate use sales or the like.

1.45.

“First Indication” means, on a country-by-country basis, the first Indication for which Regulatory Approval for a Licensed Product in (a) [***], (b) [***] or (c) [***], as applicable, has been filed with, or approved by, the applicable Regulatory Authority.

1.46.

“FTE” means the equivalent of a full-time individual’s work, performed by one or more individuals, at [***] per year for a twelve-month period, carried out by an appropriately qualified employee of Surface or its Affiliates performing activities pursuant to this Agreement. [***].

1.47.	“FTE Rate” means the rate of [***] per one full FTE per Calendar Year, which rate shall be prorated on a daily basis as necessary. [***].

1.48.

“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the Clinical Data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.49.

“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant country and other organizations and Governmental Authorities in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.

1.50.

“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the EudraLex guidelines, (c) the principles detailed in the applicable ICH guidelines, (d) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection; and (e) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.51.

“Government Official” (where “government” means all levels and subdivisions of governments, i.e. local, regional, national, administrative, legislative, executive, or judicial, and royal or ruling families) means: (a) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any person defined as a government or public official under applicable local Laws and not already covered by any of the above; and (e) any person acting in an official capacity for or on behalf of any of the above. “Government Official” shall include any person with close family members who are Government Officials (as defined above) with the capacity, actual or perceived, to influence or take official decisions affecting a Party’s business.

1.52.

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.53.	“GSK” has the meaning set forth in the preamble.

1.54.	“GSK Indemnified Party” has the meaning set forth in Section 11.1.

1.55.	“GSK Patents” has the meaning set forth in Section 8.1(b).

1.56.	“GSK Sole Inventions” has the meaning set forth in Section 8.1(b).

1.57.

“Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines; and any human biological product, including, but not limited to, hair, nail clippings, teeth, urine, feces, breast milk, and sweat.

1.58.	“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.59.	“Incremental Withholding” has the meaning set forth in Section 7.6.

1.60.

“IND” means an Investigational New Drug application, clinical trial application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

1.61.

“IND Acceptance” means, with respect to an IND, the earlier of: (a) receipt by GSK, its Affiliate or a Sublicensee of written confirmation from a Regulatory Authority or other applicable Person that Clinical Studies may proceed under such IND; and (b) expiration of the applicable waiting period after which Clinical Studies may proceed under such IND.

1.62.	“Indemnified Party” means a Person entitled to indemnification under ARTICLE XI.

1.63.	“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE XI.

1.64.

“Indication” means a disease, disorder or pathological condition for which clinical results for such disease, disorder or pathological condition and a separate Regulatory Approval application or a supplement (or other addition) to a Regulatory Approval application are required for the purpose of obtaining Regulatory Approval in a country or territory. For clarity, (a) moving from one line of therapy to another within an Indication will not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy, (b) a single Indication would include the primary disease, disorder or condition and all variants or sub-divisions or sub-classifications within such primary disease, disorder or condition, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used, (c) in cancer, (i) a single Indication means a tumor of a specific organ or a specific hematological malignancy or any discrete form of precursor condition of such tumor or malignancy, and the treatment of any of them, and (ii) a new Indication will require a different tissue of origin (e.g., pancreatic cancer vs endometrial cancer) and will not mean a different line of therapy or combination within the same tumor type; (d) obtaining a label expansion for use of a Licensed Product as a Combination Product or as part of a combination therapy will not be considered to be a new Indication; and (e) the use of a Licensed Product in a biomarker-directed study across a range of tumor types shall be a single Indication based on the applicable biomarker-specified product use for such Licensed Product being studied (e.g. unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair deficient (dMMR) solid tumors).

1.65.	“Infringement” has the meaning set forth in Section 8.3(a).

1.66.	“Infringement Action” has the meaning set forth in Section 8.3(b).

1.67.	“Infringement Claim” has the meaning set forth in Section 8.4.

1.68.	“Initiation” means, as to a Clinical Study, the date upon which the first patient is dosed in such Clinical Study.

1.69.	“Internal Costs” means, [***].

1.70.	“JDC” has the meaning set forth in Section 6.1(a).

1.71.	“Joint Inventions” has the meaning set forth in Section 8.1(c).

1.72.	“Joint Patents” means the Patent Rights Covering the Joint Inventions.

1.73.

“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, improvements, know-how, trade secrets, quality assurance, quality control, analytical test methods, processes, procedures, assays, skills, experience, techniques, technology, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.74.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, code, treaty, ordinance, regulation, rule, or order of any kind whatsoever put into place under the authority of any Governmental Authority, including the FFDCA, PHSA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder. “Law” will include the applicable regulations and guidance of the FDA and European Union (and national implementations thereof) that constitute GLP, GMP, and GCP (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any applicable Governmental Authority).

1.75.	“Licensed Antibody” means (a) the antibody SRF813, further described on Exhibit A, and (b) any other Antibody listed on Exhibit A.

1.76.	“Licensed Antibody Materials” has the meaning set forth in Section 3.8.

1.77.

“Licensed Know-How” means any and all Know-How relating to the Licensed Antibody or Licensed Products that is Controlled by Surface as of the Effective Date or at any time during the Term, in each case, that is necessary or useful to research, Develop, Manufacture, import, export, use, sell or Commercialize the Licensed Antibody or Licensed Products in the Field and in the Territory. For clarity, Licensed Know-How includes Surface Sole Inventions.

1.78.

“Licensed Patents” means (a) the issued patents and patent applications listed in Exhibit B attached hereto, plus (i) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to any of the issued patents or patent applications identified on Exhibit B, and (ii) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof, and (b) any other Patent Rights, existing as of the Effective Date or arising during the Term, Controlled by Surface, that (i) claim the composition, Manufacture or use of the Licensed Antibody(s) (including use as a monotherapy or in combination with other compositions of matter), or (ii) are necessary or useful for the research, Development, Manufacture, import, export, use, sale or Commercialization of any Licensed Antibodies or Licensed Products in the Field in the Territory.

1.79.

“Licensed Product” means any pharmaceutical product in final form containing the Licensed Antibody (whether alone as the sole active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s)) in any presentation, formulation or dosage form. For clarification, Licensed Product will include any Combination Product.

1.80.	“Licensed Target” means the inhibitory receptor CD112R (also known as Poliovirus receptor-related immunoglobulin domain-containing protein (PVRIG), Nectin-2 Receptor, C7orf15 and MGC2463).

1.81.	“Licensed Technology” means collectively, Licensed Patents, Licensed Know-How and Surface’s interest in Joint Inventions and Joint Patents.

1.82.

“Losses” means damages, losses, liabilities, costs (including costs of investigation and defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

1.83.	“Major European Country” means [***].

1.84.

“Manufacture” or “Manufacturing” means all activities related to the production of the Licensed Product, including the production of any of the following to the extent used in the Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: planning, purchasing, reference standard preparation, cell bank preparation, mammalian cell production, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), testing, release, sample retention, stability testing, storage, shipping, validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.85.

“Net Sales” means gross invoiced sales of Licensed Products to Third Parties by GSK, its Affiliates and its and their Sublicensees, less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as reported by GSK in its financial statements in accordance with the applicable Accounting Standards:

1.85.1.	[***];

1.85.2.	[***];

1.85.3.	[***];

1.85.4.	[***];

1.85.5.	[***];

1.85.6.	[***]; and

1.85.7.	[***].

[***].

1.86.	“Non-Breaching Party” has the meaning set forth in Section 13.3(a).

1.87.	“Party” means either Surface or GSK; “Parties” means Surface and GSK, collectively.

1.88.	“Patent Challenge” has the meaning set forth in Section 13.3(d)(i).

1.89.

“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

1.90.	“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.91.

“Phase 1 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

1.92.

“Phase 2 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study (e.g., a Phase 1 Study/ Phase 2 Study).

1.93.

“Phase 3 Study” means a Clinical Study of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

1.94.

“Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given country in the Territory prior to the sale of such Licensed Product in such jurisdiction in the Territory.

1.95.	“Prior CDA” means the Confidentiality Agreement executed by the Parties as of July 10, 2020.

1.96.	“Products Warranties” has the meaning set forth in Section 10.2(k).

1.97.

“Prosecute” or “Prosecution” means in relation to any Patent Rights, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re-examination and re-issue thereof, in appeal processes, interferences, oppositions or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions or other challenges, (c) to secure the grant of any patents arising from such patent application, (d) to maintain in force any issued patent (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.98.	“Public Health Service Act” or “PHSA” means the United States Public Health Service Act, as amended.

1.99.

“Randomized Controlled Study” means, with respect to a Licensed Product, (a) a Phase 2 Study that has been approved or accepted by the applicable Regulatory Authority to be a registrational study sufficient for enabling the filing for Regulatory Approval in the applicable jurisdiction (whether such approval or acceptance occurs prior to Initiation thereof or at a later date on which such Phase 2 Study is amended or supplemented), or (b) a Phase 3 Study of such Licensed Product.

1.100.

“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of the Licensed Product in the Field in a country(ies), excluding separate Pricing and Reimbursement Approval that may be required.

1.101.

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the Development, Manufacture, or Commercialization of the Licensed Product in a country.

1.102.

“Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent Rights exclusivity) granted or afforded by applicable Law or by a Regulatory Authority in such country that prevents the approval or marketing of any Biosimilar Product of such Licensed Product in such country, including reference product exclusivity under Section 351(k)(7)(C) of the PHSA and pediatric exclusivity under Section 351(m) of the same and any foreign equivalents.

1.103.

“Regulatory Materials” means (a) any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, obtaining marketing authorization, marketing, selling or otherwise Commercializing a pharmaceutical product in a particular country or jurisdiction, (b) all supplements and amendments to any of the foregoing, and (c) all data, including Clinical Data, and other information contained in any of the foregoing.

1.104.	“Royalty Term” has the meaning set forth in Section 7.2(b).

1.105.	“Rules” has the meaning set forth in Section 14.3.

1.106.	“Sales Milestone Event” has the meaning set forth in Section 7.1(c).

1.107.	“Sales Milestone Payment” has the meaning set forth in Section 7.1(c).

1.108.

“Second Indication” means on a country-by-country basis, an Indication that is separate and distinct from the First Indication for the same or a different Licensed Product for which an application for Regulatory Approval has been filed with, or approved by, the applicable Regulatory Authority in (a) [***], (b) [***] or (c) [***], as applicable.

1.109.

“Senior Officers” means the [***] of Surface and the [***] of GSK, or in each case, his or her designee. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.110.	“Sole Inventions” has the meaning set forth in Section 8.1(b).

1.111.	“Sublicense” means a grant of rights from GSK to a Sublicensee under any of the rights licensed to GSK by Surface under Section 2.1.

1.112.

“Sublicensee” means a Person, other than an Affiliate or a Distributor of GSK, that is granted a sublicense by GSK or its Affiliates to the rights granted to GSK in Section 2.1, as provided in Section 2.3.

1.113.	“Surface” has the meaning set forth in the preamble.

1.114.	“Surface Indemnified Party” has the meaning set forth in Section 11.1.

1.115.	“Surface Sole Inventions” has the meaning set forth in Section 8.1(b).

1.116.	“Technical Transition Services” has the meaning set forth in Section 3.2.

1.117.	“Term” has the meaning set forth in Section 13.1.

1.118.	“Territory” means worldwide.

1.119.	“Third Party” means any Person other than a Party or any of its Affiliates.

1.120.	“Third Party Claim” has the meaning set forth in Section 11.3(a).

1.121.	“Third Party IP” has the meaning set forth in Section 2.7.

1.122.	“Third Party Losses” means Losses resulting from an Action by a Third Party.

1.123.	“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

1.124.

“Transition Costs” means with respect to a Calendar Quarter, the Internal Costs plus the External Costs incurred in connection with the Technical Transition Services for such Calendar Quarter as set forth in the Transition Plan.

1.125.

“Transition Period” means the period commencing on the Effective Date and ending upon the date of first IND Acceptance for SRF813 in the Territory. Any extensions of the Transition Period will require the mutual written agreement of both Parties.

1.126.	“Transition Plan” has the meaning set forth in Section 3.2.

1.127.	“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

1.128.

“Valid Claim” means a claim of any issued, unexpired patent within the Licensed Patents that has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

1.129.

“VAT & Indirect Taxes” means any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing Council Directive 2006/112/EC.

1.130.	“Withholding Action” has the meaning set forth in Section 7.6.

ARTICLE II

LICENSE GRANTS; EXCLUSIVITY

Section 2.1. License Grant.

(a) Exclusive License Grant. Subject to the terms and conditions of this Agreement, Surface hereby grants to GSK a non-transferable (except in accordance with Section 15.1), exclusive (even with respect to Surface and its Affiliates, subject to Section 2.2), sublicensable (subject to Section 2.3(a)), royalty-bearing right and license under the Licensed Technology, to Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products in the Field and in the Territory.

(b) Notwithstanding any other provision of this Agreement, for the purposes of the license grant under this Section 2.1 with respect to any Licensed Product that is a Combination Product, (i) such license will only include a license with respect to the Licensed Antibody contained in such Licensed Product, and (ii) in no event is a license granted hereunder with respect to any Other Component of a Combination Product.

Section 2.2. Retained Surface Rights. Notwithstanding the license granted to GSK pursuant to Section 2.1(a), Surface will retain for itself, and its Affiliates for so long as they remain as Affiliates, the right to practice the Licensed Technology solely to the extent necessary to perform any Technical Transition Services under the Transition Plan and perform other obligations expressly set forth in this Agreement.

Section 2.3. Sublicensing and Subcontracting.

(a) GSK Right to Sublicense. GSK will have the right to grant Sublicenses (through multiple tiers) of the rights granted to GSK pursuant to Section 2.1 as follows: (i) to its Affiliates, provided such Sublicense only remains in effect for as long as such Sublicensee remains an Affiliate of GSK, and (ii) to Third Parties, in each case, subject to the requirements of Section 2.3(b).

(b) Sublicense Requirements. Each Sublicense granted by GSK to a Third Party pursuant to Section 2.3(a) will be in writing and will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement. GSK will be liable for any act or omission of any Sublicensee that is in breach of any of GSK’s obligations under this Agreement as though the same were a breach by GSK, and Surface will have the right to proceed directly against GSK without any obligation to first proceed against such Sublicensee. Each Sublicense will contain the following provisions: (i) a requirement that the Sublicensee comply with all applicable terms of this Agreement, (ii) if such Sublicense contains a right to Commercialize Licensed Products, such Sublicense will also contain the following provisions: (A) a requirement that the Sublicensee submit applicable sales or other reports to GSK to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, and (B) the audit requirement set forth in Section 7.5, and (iii) provisions whereby GSK obtains, upon termination of such Sublicense, (A) assignment and transfer of ownership and possession of, or a right to reference all Regulatory Materials and Regulatory Approvals Controlled by such Sublicensee that relate to any Licensed Product (which assignment or right of reference may also be provided directly to GSK), and (B) GSK’s ownership of, or a fully sublicensable exclusive license under and to, any Know-How and Patent Rights that are developed by the Sublicensee in the performance of such agreement and are necessary or actually used for the Development, Manufacture or Commercialization of Licensed Products. Any Sublicense granted hereunder that is inconsistent with this Section 2.3(b) will be null and void. GSK will promptly provide Surface with a true and complete copy of any material Sublicense agreement and each material amendment thereto that it enters into with a Third Party after the execution thereof; provided that the financial and any other terms of any such agreement not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. Each Sublicense granted by GSK to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Surface to GSK with respect to such rights.

Section 2.4. Performance by Independent Contractors. Each Party may contract or delegate any portion of its obligations or activities hereunder to a Third Party contractor subject to the terms and condition of Section 15.8 and provided that, (a) the contractor shall be appropriately qualified to conduct the activities it is engaged to conduct under this Agreement; (b) the contractor undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to ARTICLE IX hereof; and (c) the contractor undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property that GSK deems to be material to the Development, Manufacture or Commercialization of a Licensed Antibody or Licensed Product developed in the course of performing any such work to the corresponding Party.

Section 2.5. Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its Affiliates to the other Party under this Agreement are reserved. Neither Party nor any of its Affiliates will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

Section 2.6. [***].

Section 2.7. Third Party IP. If Surface or any of its Affiliates enters into any agreement or other arrangement with a Third Party with respect to a grant of rights under any Patent Rights or Know-How of such Third Party (whether by acquisition or by license) that are reasonably useful (but not necessary) for the Development, Manufacture, or Commercialization of the Licensed Antibodies or Licensed Products in the Field in the Territory (“Third Party IP”), Surface shall notify GSK of such Third Party IP. Promptly following the execution of any such agreement, Surface will provide GSK with a copy of the applicable agreement with such Third Party. Within [***] following receipt of such contract, GSK will decide, in its sole discretion, whether or not to [***] and provide Surface written notice of such decision. If GSK desires to [***], (a) GSK shall notify Surface in writing of such election, (b) such [***] under this Agreement and included in [***], (c) [***], and (d) GSK will be [***]. The obligations of Surface set forth above under this Section 2.7 will terminate upon a Change of Control of Surface. For the avoidance of doubt, as between the Parties, it shall be GSK’s determination and responsibility to obtain rights to any Patent Rights or Know-How that is necessary for the Development, Manufacture or Commercialization of the Licensed Antibodies in the Field in the Territory. For purposes of this Section 2.7, a Patent Right claiming [***] for a Licensed Antibody or a Licensed Product shall be deemed to be necessary for the Development, Manufacture, or Commercialization of such Licensed Antibody or Licensed Product in the Field in the Territory.

Section 2.8. Exclusivity and Alternative Products.

(a) Surface Exclusivity. During the Term, neither Surface nor any of its Affiliates will directly or indirectly research, develop, manufacture or commercialize, nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to research, develop, manufacture or commercialize, any Alternative Product anywhere in the Territory.

(b) Acquisition of Alternative Product Rights. In addition, notwithstanding anything to the contrary in this Agreement, in the event Surface or any of its Affiliates acquires or otherwise obtains rights to research, develop, manufacture or commercialize any Alternative Product as the result of any license, merger, acquisition, reorganization, consolidation or combination with or of a Third Party other than a Change of Control of Surface or its Affiliates (each, an “Acquisition Transaction,” and the Third Party involved in such transaction, the “Acquisition Third Party”) and, on the date of the completion of such Acquisition Transaction, such Alternative Product is being researched, developed, manufactured or commercialized by such Third Party in a matter that, if done by Surface, would violate Surface’s exclusivity obligations in Section 2.8(a), then Surface or such Affiliate will: [***].

(c) For purposes hereof, “Alternative Product” means [***].

ARTICLE III

TRANSITION MATTERS; TECHNOLOGY TRANSFER

Section 3.1. Technical Transition Services. During the Transition Period, Surface will perform certain transition and research services in connection with the Development and Manufacture of Licensed Antibodies and Licensed Products (“Technical Transition Services”), as more fully detailed in the Transition Plan.

Section 3.2. Transition Plan. The Technical Transition Services will be performed in accordance with the terms of a written plan, which sets forth (a) a description of the Technical Transition Services, (b) the proposed timetable for conducting such Technical Transition Services, (c) the estimated Transition Costs for completion of such Technical Transition Services, and (d) the deliverables (the “Transition Plan,” the initial version of which is attached hereto as Exhibit C). Surface will use reasonable efforts to complete the Technical Transition Services set forth in the Transition Plan within the timeframes set forth in the Transition Plan and within the estimated Transition Costs. In the event of any inconsistency between the Transition Plan and this Agreement, the terms of this Agreement will prevail. During the Transition Period, each Party will have the right to propose modifications or amendments to the Transition Plan; provided, however that any modifications or amendments to such Transition Plan that are proposed by either Party will be subject to review by the JDC pursuant to Section 6.1(b) and approved by GSK.

Section 3.3. Technical Transition Services Reporting. At each meeting of the JDC, Surface will provide an update regarding the Technical Transition Services it has performed, or caused to be performed, since the previous meeting of the JDC, its Technical Transition Services in process, and the future Technical Transition Services it expects to initiate prior to the next meeting of the JDC. Surface will respond to the reasonable questions or requests of the JDC or GSK, as applicable, for additional information relating to such Technical Transition Services in a timely manner.

Section 3.4. Technical Transition Services Costs. Within [***] after the end of [***] during the Transition Period, Surface shall submit to GSK an invoice and reasonably detailed report (including FTE hours) and any additional documentation reasonably requested by GSK, setting forth all Transition Costs incurred by Surface during such [***]. Surface shall promptly inform GSK upon Surface determining that it is likely to overspend by more than [***] of the Transition Costs for an activity set forth in the Transition Plan. Any and all portion of such overspend shall be borne by Surface unless otherwise approved by GSK prior to the incurrence thereof. GSK shall reimburse Transition Costs within [***] after receipt of an invoice from Surface.

Section 3.5. Data Integrity Practices. All activities conducted under the Transition Plan will be conducted in accordance with the following practices:

(a) data will be generated using sound scientific techniques and processes;

(b) data will be accurately recorded by the persons performing the applicable Technical Transition Services in accordance with data integrity practices;

(c) data will be analyzed appropriately without bias in accordance with data integrity practices;

(d) data and results from experiments will be stored securely such that it can be retrieved without undue burden; and

(e) data trails will exist to demonstrate or reconstruct without undue burden key decisions made during the performance of, presentations made about, and conclusions reached with respect to the activities undertaken in the performance of the Transition Plan.

GSK may request changes to the requirements set forth above in this Section 3.5 where GSK reasonably believes such changes are required to ensure that such activities are undertaken in compliance with data integrity practices, and Surface shall use reasonable efforts to accommodate such changes. GSK shall be permitted, in its sole discretion and sole cost and expense, no more than once per Calendar Year, to undertake on-site compliance audits of Surface’s data integrity practices in respect of the activities performed by Surface under the Transition Plan by providing Surface with [***] written notice of GSK’s intent to do so, such audits to be conducted at a time mutually convenient to both Parties. All information revealed to GSK in such audit shall be considered Confidential Information of Surface.

Section 3.6. Animal Welfare. Surface agrees to comply with all applicable Laws for the care, welfare and ethical treatment of animals in the country where the animal studies are being performed. Surface further agrees to comply with the “3Rs” Principles – reducing the number of animals used, replacing animals with non-animal methods whenever possible, and refining the research techniques used. All work must be conducted in adherence to the core principles for animals identified below. Applicable Laws may be additive to the core principles, but Surface agrees to comply, and shall procure and ensure that those acting for or on behalf of Surface (including its subcontractors) comply, at a minimum, with these core principles:

(a) access to species appropriate food and water,

(b) access to species specific housing, including species appropriate temperature and humidity levels,

(c) provision of humane care and a program of veterinary care through guidance of a veterinarian,

(d) animal housing that minimizes the development of abnormal behaviors,

(e) adherence to principles of replacement, refinement and reduction in the design of in vivo or ex vivo studies with processes to optimize animal use and to ensure effective population management,

(f) work using animals is supported by a relevant scientific justification/rationale, approved by an institutional ethical review process and subjected to independent scientific review,

(g) commitment to minimizing pain and distress during in vivo and ex vivo studies, and

(h) work is performed by staff documented as trained and competent to conduct the procedures for which they are responsible.

Upon reasonable advanced written notice, GSK (or its delegate) shall have the right to inspect Surface’s or its subcontractor’s records and facilities; provided, that if Surface’s contracts with its subcontractors do not permit GSK (or its delegate) to so inspect, then GSK may request that Surface conduct such inspection on GSK’s behalf. The scope of the inspection may include a tour of the facility, the opportunity to view relevant SOPs, training records, building management records, animal health records, ethical review documents, and any other documents reasonably necessary to assess compliance by Surface or its subcontractor with the terms of this Section 3.6; provided that such inspection shall not extend to those parts of records and facilities which Surface or its subcontractor can demonstrate to be subject to confidentiality arrangements with other programs or customers. To the extent that any significant deficiencies are identified as the result of such inspection, Surface shall endeavor in good faith to take reasonable and practical corrective measures to remedy any such material deficiencies.

Section 3.7. Transfer of Licensed Know-How. Surface will use reasonable efforts to disclose and make available to GSK the Licensed Know-How that exists as of the Effective Date pursuant to and within the timeframes set forth in the Transition Plan. Following the Transition Period, Surface will use reasonable efforts to disclose and make available to GSK any additional Licensed Know-How of which Surface or GSK become aware, and respond to any requests by GSK for additional Licensed Know-How Controlled by Surface relating to the Development and Manufacture of the Licensed Antibodies and Licensed Products. Surface will be permitted to make such Licensed Know-How available in such form as Surface will determine, including, if Surface so elects, in the form such Licensed Know-How is maintained by Surface. GSK will bear all Third Party expenses in connection with the transfer of Licensed Know-How after the Transition Period.

Section 3.8. Transfer of Licensed Antibodies. Surface will deliver, at Surface’s cost and expense, research grade Licensed Antibodies as described in the Transition Plan (the “Licensed Antibody Materials”) EXW (Incoterms 2020) to GSK pursuant to and within the timeframes set forth in the Transition Plan. Title and risk of loss of such Licensed Antibody Materials will transfer upon delivery as defined in the Transition Plan. GSK will only use the Licensed Antibody Materials for the Development performed by or on behalf of GSK for the Licensed Antibodies and Licensed Products; provided that, GSK will not use such Licensed Antibody Materials in research testing involving human subjects. The Licensed Antibody Materials are experimental in nature and are provided “AS IS,” without any warranties as to merchantability or fitness for a particular purpose. GSK further acknowledges that the Licensed Antibody Materials’ properties or characteristics are not known, and GSK agrees that GSK will use such Licensed Antibody Materials with reasonable care and will assume responsibility for any losses or injuries incurred by it or its Affiliates or its or their Sublicensees through use of such Licensed Antibody Materials.

ARTICLE IV

DEVELOPMENT

Section 4.1. Development Diligence; Development Responsibilities.

(a) Development Diligence. GSK (directly, or through its Affiliates, its or their Sublicensees and subcontractors) will use Commercially Reasonable Efforts to Develop, including obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory.

(b) Development Responsibilities and Compliance. Subject to the terms and conditions of this Agreement, GSK will be solely responsible, at its own expense, for managing and conducting all activities relating to the Development of the Licensed Antibody and Licensed Product for the purpose of obtaining Regulatory Approval in the Field and in the Territory. GSK will conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, and GLP, GCP, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects, as well as GSK’s applicable internal policies and codes of practice.

Section 4.2. Development Reporting. No later than [***] during the Term for so long as GSK is conducting the Development, GSK will provide Surface, via the Alliance Managers pursuant to Section 6.1(f), with reasonably detailed written reports summarizing the material Development activities it has performed, or caused to be performed, since the preceding report, its material Development activities in process, and the future material Development activities it expects to initiate prior to the next report. GSK will respond to the reasonable questions or requests of the JDC or Surface, as applicable, for additional information relating to such activities in a timely manner. In addition, upon Surface’s request, no more than [***] per [***], GSK’s senior executives responsible for the Development and related Manufacturing activities with respect to the Licensed Products will meet with Surface’s senior executives to discuss GSK’s or its Affiliates’ or its or their Sublicensees’ Development and related Manufacturing activities for such Licensed Product.

Section 4.3. Regulatory Submissions and Approvals.

(a) Regulatory Responsibilities.

(i) GSK will be responsible, at its sole cost and expense, for exercising Commercially Reasonable Efforts to seek and attempt to obtain Regulatory Approvals for the Licensed Products in the Field in the Territory. GSK will be responsible for and have the exclusive right to seek and attempt to obtain Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory.

(ii) During the Transition Period, to the extent set forth in the Transition Plan, Surface shall be responsible for the preparation of the Chemistry, Manufacturing and Control (CMC) section of the IND application for the Licensed Product, which section shall be in form and substance reasonably satisfactory to GSK. Surface shall deliver such CMC section to GSK in accordance with the Transition Plan. Following the end of the Transition Period, Surface shall cooperate and support GSK, [***] as may be reasonably requested by GSK during the Term, in preparing and submitting Regulatory Materials and otherwise with respect to the CMC section of the IND applications.

(b) Ownership of Regulatory Approvals. GSK will own all Regulatory Materials, including all submissions and applications for Regulatory Approvals, and Regulatory Approvals, for the Licensed Products in the Field in the Territory.

(c) Regulatory Cooperation. GSK will keep Surface reasonably informed with regard to any material Regulatory Approval or Pricing and Reimbursement Approval proceedings for the Licensed Products in the Field in the Territory in accordance with its reporting obligation set forth in Section 4.2. At Surface’s reasonable request, [***]. Surface shall cooperate and support GSK [***], as may be reasonably necessary in preparing and submitting Regulatory Materials and otherwise with respect to obtaining Regulatory Approvals for the Licensed Product and in the activities in support thereof, to the extent Surface has control over or the right to obtain documents or other materials that are necessary or useful for GSK or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals for the Licensed Product.

(d) Regulatory Audits. The Parties will cooperate in good faith with respect to Regulatory Authority inspections of any site or facility of the Existing CMO where Manufacturing of Licensed Products in the Field are conducted pursuant to this Agreement (each an “Audited Site”). Subject to applicable Law, GSK will be given a reasonable opportunity to attend any inspection by any Regulatory Authority of the Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. If such attendance would result in the disclosure to GSK of Confidential Information unrelated to the subject matter of this Agreement, the Parties will enter into a confidentiality agreement covering such unrelated subject matter. In the event that any Audited Site is found to be non-

compliant with one or more GMP standards, Surface will submit to GSK a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) as soon as reasonably practicable after Surface, its Affiliate or its permitted subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and Surface will use reasonable efforts, at Surface’s cost, to implement such recovery plan or CAPA promptly after submission. Surface agrees, to the maximum extent reasonably possible, to include in any contract or other written arrangement with its permitted subcontractors, a clause permitting GSK to exercise its rights under this Section 4.3(d). Surface’s obligations under this Section 4.3(d) will end at the time Surface is no longer performing the activities set forth in Section 5.1(a).

ARTICLE V

MANUFACTURE, SUPPLY AND COMMERCIALIZATION

Section 5.1. Manufacturing and Supply.

(a) Surface Obligations. Surface, its Affiliates, or its or their Sublicensees or subcontractors (including the Existing CMO) will be solely responsible, at GSK’s cost and expense, for Manufacturing and supplying the worldwide requirements for Licensed Antibodies and Licensed Products in the Territory (i) as part of the Technical Transition Services, and (ii) through to the date of IND Acceptance.

(b) GSK Obligations. Subject to the preceding sentence, GSK, its Affiliates, its or their Sublicensees or subcontractors will be solely responsible, at its sole cost and expense, for Manufacturing and supplying the worldwide requirements for the Development and Commercialization of the Licensed Antibodies and the Licensed Products in the Territory, except for such Manufacturing activities performed by Surface as part of the Technical Transition Services.

(c) Product Warranties. Surface shall Manufacture and supply Licensed Antibodies and Licensed Products in accordance with the Product Warranties set forth in Section 10.2(k), to the extent such warranties exist in Surface’s agreement with the Existing CMO.

(d) Delivery. The Parties will cooperate to ensure that the production schedule for Licensed Antibody or Licensed Product will meet the delivery dates or timelines in the Transition Plan. Surface shall further ensure that for any supply to be delivered to GSK, its Manufacturing subcontractors deliver each shipment of the Licensed Antibody and the Licensed Product, as the case may be, on time and to the location designated by GSK, subject to the terms and conditions of Surface’s agreement with the Existing CMO.

(e) Quality. As between GSK and Surface, Surface shall be responsible to manage all quality aspects of Manufacturing and supply performed by its subcontractors, provided that GSK shall be permitted to have a consultancy role as set forth in this Section 5.1(e), subject to the terms and conditions of Surface’s agreement with the Existing CMO. GSK’s consultancy role shall include, but not be limited to: [***]. In any event, Surface will notify GSK as soon as it becomes aware of any issue (foreseen or unforeseen) which may result in Surface being unable to provide the required quantities of Licensed Antibody or Licensed Product, and the Parties shall promptly meet to discuss in good faith what actions are required (if any) to resolve such issue.

Section 5.2. Commercialization.

(a) Commercialization Diligence. Upon receipt of the Regulatory Approval for a Licensed Product in the Field in a given country in the Territory, GSK (directly, or through its Affiliates, its or their Sublicensees or subcontractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in such country in the Territory. GSK will be solely responsible for, at its expense, and will have sole discretion with respect to, Commercializing the Licensed Product in the Field in the Territory.

(b) Reporting Obligations. GSK will provide Surface with written notice of the First Commercial Sale of each Licensed Product in the Field in [***] as soon as reasonably practicable after such event.

(c) Trademarks. GSK will have the right to brand the Licensed Products in the Field in the Territory using GSK related Trademarks and any other Trademarks and trade names it determines appropriate for the Licensed Products, which branding may vary by country. GSK will own all rights in such Trademarks and register and maintain such Trademarks in the countries within the Territory, where and how it determines appropriate.

ARTICLE VI

GOVERNANCE; JOINT DEVELOPMENT COMMITTEE; JOINT PATENT COMMITTEE

Section 6.1. Joint Development Committee.

(a) Formation; Purposes and Principles. Within [***] after the Effective Date, Surface and GSK will form a joint development committee (the “JDC”) to facilitate information sharing between the Parties with respect to the Development of the Licensed Products as more fully described in Section 3.3, Section 4.2 and Section 6.1(b).

(b) Specific Responsibilities. In addition to its overall responsibility to facilitate information sharing between the Parties with respect to the Development activities under this Agreement, the JDC will:

(i) review and discuss proposed amendments or revisions to the Transition Plan (for clarity, GSK shall have the final decision making authority to approve the Transition Plan as described in Section 3.2; provided that any amendment or revision to add additional material obligations that are not set forth in the Transition Plan will require Surface’s consent);

(ii) exchange information with respect to the Technical Transition Services, and review and discuss Surface’s activities and progress under the Transition Plan; and

(iii) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

(c) Membership. The JDC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Surface and GSK, respectively. Each individual appointed by a Party as a representative to the JDC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JDC’s responsibilities, and have knowledge and expertise in the Development of compounds and products similar to the Licensed Antibody and Licensed Products under this Agreement. The JDC may change its size from time to time by consent of its members, provided that the JDC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JDC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party. The JDC will be chaired by one designated representative of GSK. The chairperson will be responsible, with support from the Alliance Manager, for calling and conducting meetings and preparing and circulating an agenda in advance of each meeting; provided, however, that the chairperson will include any agenda items proposed by either Party on such agenda. The minutes of each JDC meeting that reflect the material decisions made and action items identified at such meetings will be prepared and reviewed in accordance with the procedures established by the JDC. If a representative, within such time period, does not notify the responsible Alliance Manager that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such representative. Each JDC representative and the Alliance Manager will be subject to confidentiality obligations no less stringent than those in ARTICLE IX.

(d) Meetings. The JDC will hold [***] meetings for so long as the JDC exists, unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JDC (or such shorter time period as the Parties may agree), the chairperson (or an Alliance Manager) will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JDC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event the Alliance Managers will work with the chairperson of the JDC to provide the members of the JDC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JDC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development of Licensed Products may be invited by the members of the JDC to attend meetings as observers or to facilitate discussions outside of meetings; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE IX. Each Party will be responsible for its costs to attend each meeting of the JDC.

(e) JDC Decisions. Other than as set forth herein, in order to make any decision required of it hereunder with respect to any approval, the JDC must have present (in person, by videoconference or telephonically) at least one member of each Party. The Parties will endeavor to make decisions of the JDC by consensus; provided that GSK will have the tie-breaking vote in the event of any dispute; provided, further, that no decision by GSK may be in conflict with any of the terms of this Agreement (including by amending or increasing any obligations on Surface or any of its Affiliates (other than those set forth in the Transition Plan, which is subject to Surface’s right to consent under Section 6.1(b)(i)) or by granting any licenses or other rights to GSK or any of its Affiliates that, in each case, are not expressly set forth in this Agreement).

(f) Disbanding of JDC. Unless otherwise agreed by the Parties, the JDC will have no further responsibilities and will disband at the end of the Transition Period.

(g) Limitations on Authority of the JDC. Except as otherwise provided in this Agreement, the JDC will have solely the roles and responsibilities assigned to it in this ARTICLE VI. The JDC will have no authority to amend, modify or waive compliance with this Agreement or make any decision other that those specifically assigned under this Agreement to be made by the JDC. The JDC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

Section 6.2. Joint Patent Committee.

(a) Formation; Purposes and Principles. Within [***] after the Effective Date, Surface and GSK will form a joint patent committee (the “JPC”) to (i) facilitate information sharing between the Parties with respect to the Prosecution of the Licensed Patents, and the Joint Patents, (ii) review and comment on filings or responses with respect to the Licensed Patents and Joint Patents as and if required under this Agreement, and (iii) any other matters for which the Parties are obligated to cooperate, keep each other informed or otherwise communicate under Article VIII; provided that GSK shall have the final decision making authority.

(b) JPC Decisions. Other than as set forth herein, in order to make any decision required of it hereunder, the JPC must have present (in person, by videoconference or telephonically) at least one member of each Party. The Parties will endeavor to make decisions of the JPC by consensus; provided that GSK will have the tie-breaking vote in the event of any dispute; provided, further, that no decision by GSK may be in conflict with any of the terms of this Agreement (including by amending or increasing any obligations on Surface or any of its Affiliates or by granting any licenses or other rights to GSK or any of its Affiliates that, in each case, are not expressly set forth in this Agreement).

(c) Disbanding of JPC. Unless otherwise agreed by the Parties, the JPC will have no further responsibilities and will disband at the end of the Term.

(d) Limitations on Authority of the JPC. Except as otherwise provided in this Agreement, the JPC will have solely the roles and responsibilities assigned to it in this ARTICLE VI. The JPC will have no authority to amend, modify or waive compliance with this Agreement or make any decision other that those specifically assigned under this Agreement to be made by the JPC. The JPC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

Section 6.3. Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall attend meetings of the JDC as a non-voting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding communications contemplated by this Agreement, whether formal reporting obligations or otherwise, including after disbanding of the JDC. The Alliance Managers shall also be responsible for assisting the JDC in performing its responsibilities such as scheduling meetings, circulating agendas as necessary and preparing and finalizing the minutes from meetings of the JDC. Each Party may replace its Alliance Manager, in its sole discretion, from time to time, upon notification to the other Party, which notice may be given by e-mail, sent to the other Party.

ARTICLE VII

FINANCIAL PROVISIONS

Section 7.1. Upfront Payment; Milestone Payments.

(a) Upfront Payment. Subject to the terms and conditions of this Agreement, and in partial consideration for the rights granted to GSK under this Agreement, GSK will pay Surface a non-refundable, non-creditable payment in the amount of Eighty-Five Million U.S. Dollars (US$ 85,000,000), which upfront payment will be due and payable to Surface within [***] Business Days following receipt of an invoice from Surface for such payment on or after the Effective Date.

(b) Development Milestone Payment. During the Term, GSK will notify Surface in writing of the achievement by or on behalf of GSK, its Affiliates or its or their Sublicensees of any milestone event set forth in this Section 7.1(b) (each, a “Development Milestone Event”) within [***] after the occurrence thereof. After receipt of such notice, Surface will submit an invoice to GSK for the corresponding non-refundable, non-creditable milestone payment set forth in the tables below (each, a “Development Milestone Payment”). GSK will make the corresponding Development Milestone Payment by [***] from GSK’s receipt of an invoice, in accordance with GSK’s standard payment terms. Each of the Development Milestone Payments set forth in this Section 7.1(b) is payable only one time upon the first achievement of the corresponding Development Milestone Event by the first Licensed Product to achieve such Development Milestone Event and no amounts shall be due for subsequent or repeated achievements of such Development Milestone Event, whether for the same or a different Licensed Product.

Development Milestone Event	Development Milestone Payment (in Dollars)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
6. [***]	[***]
7. [***]	[***]
8. [***]	[***]
9. [***]	[***]
Total	$245,000,000

Notwithstanding anything to the contrary set forth herein, [***]. The maximum aggregate amount of Development Milestone Payments payable by GSK pursuant to this Section 7.1(b) is Two Hundred Forty-Five Million U.S. Dollars ($245,000,000).

(c) Sales Milestone Payments. During the Term, GSK will notify Surface in writing of the achievement by or on behalf of GSK, its Affiliates or its or their Sublicensees of any milestone event set forth in this Section 7.1(c) (each, a “Sales Milestone Event” and the corresponding payment, a “Sales Milestone Payment”) within [***] after becoming aware of the occurrence thereof. Each of the Sales Milestone Payments set forth in this Section 7.1(c) is payable only upon the first achievement of such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once and no amounts shall be due for subsequent or repeated achievements of such Sales Milestone Event, whether for the same or a different Licensed Product. For clarity, but subject to the following sentence, the Sales Milestone Payments will be additive such that if all [***] Sales Milestone Events set forth below are achieved in the same Calendar Year, GSK will pay to Surface a payment of Four Hundred Eighty-Five Million Dollars ($485,000,000), and the maximum aggregate amount of Sales Milestone Payments payable by GSK pursuant to this Section 7.1(c) is Four Hundred Eighty-Five Million Dollars ($485,000,000). [***]. After receipt of any notice under this Section 7.1(c) regarding achievement of a Sales Milestone Event [***], Surface will submit an invoice to GSK for the corresponding non-refundable, non-creditable Sales Milestone Payment [***]. GSK will make the corresponding Sales Milestone Payment [***] by [***] from GSK’s receipt of an invoice, in accordance with GSK’s standard payment terms.

Sales Milestone Event	Sales Milestone Payment (in Dollars)
1. Aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year greater than [***]	[***]
2. Aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year greater than [***]	[***]
3. Aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year greater than [***]	[***]
4. Aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year greater than [***]	[***]
Total	$485,000,000

Section 7.2. Royalties.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, and in partial consideration for the rights granted to GSK under this Agreement, during the Royalty Term, GSK will pay to Surface non-refundable, non-creditable royalties (except in the case of an overpayment as set forth in Section 7.5(b)) at the graduated royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of all Licensed Products across all indications in the Territory in a given Calendar Year:

Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year	Royalty Rate
Portion of aggregate annual worldwide Net Sales up to and including [***]	[***] percent ([***]%)
Portion of aggregate annual worldwide Net Sales greater than [***] up to and including [***]	[***] percent ([***]%)
Portion of aggregate annual worldwide Net Sales greater than [***] up to and including [***]	[***] percent ([***]%)
Portion of aggregate annual worldwide Net Sales greater than [***]	[***] percent ([***]%)

(b) Royalty Term. Royalties will be due under this Section 7.2 with respect to a given Licensed Product in a given country in the Territory during the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later of (i) the expiration of the last-to-expire Valid Claim that Covers the composition of matter or approved method of use of such Licensed Product or the Licensed Antibody contained in such Licensed Product in such country, (ii) the expiration of the Regulatory Exclusivity Period with respect to such Licensed Product in such country, or (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (such period, the “Royalty Term”). For clarity, once the Royalty Term has expired in a given country in the Territory, Net Sales in such country will not be included in the calculation of the aggregate annual worldwide Net Sales used to determine the royalty rate.

Section 7.3. Royalty Payments and Reports. Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, GSK will provide to Surface a report setting forth on a Licensed Product–by–Licensed Product and country-by-country basis (a) the Net Sales; and (b) the calculation of the royalties payable under this Agreement on account of those Net Sales. Each royalty report along with the royalties shown to have accrued on that report are due and payable to Surface within [***] following the end of such Calendar Quarter. All payments due under this Section 7.3 shall be made by bank wire transfer in immediately available funds to an account designated by Surface.

Section 7.4. Royalty Payment Reductions. The royalties payable under Section 7.2 will be subject to the following:

(a) Third Party Licenses. If GSK enters into a license agreement after the Effective Date with a Third Party for the right to use or Commercialize a Licensed Product under intellectual property controlled by such Third Party, pursuant to which GSK pays a royalty to such Third Party for the right to use or Commercialize such Licensed Product under such Patent Rights, then, subject to Section 7.4(e), GSK may deduct [***] of all upfront payment, milestone payments, and royalty payments paid to such Third Party to the extent attributable to the use or Commercialization of such Licensed Product against the royalties due under Section 7.2; provided that GSK shall have the right to carry forward for application against royalties payable to Surface with respect to Net Sales of such Licensed Product in future periods any amount that is not so credited due to the limitation in Section 7.4(e).

(b) [***].

(c) Lack of Patent Protection. Subject to Section 7.4(e) the royalties payable to Surface with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product–by–Licensed Product and country-by-country basis, to [***] of the amounts otherwise payable pursuant to Section 7.2 during any portion of the Royalty Term upon expiration of the last-to-expire Valid Patent Claim Covering the composition of matter or method of use of the applicable Licensed Product in that country.

(d) Biosimilar Competition. If, on a Licensed Product-by-Licensed Product and country-by-country basis, at least one Biosimilar Product is commercially available with respect to such Licensed Product in such country and the combined market share for all such Biosimilar Products [***]. Unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar industry-standard Third Party source used by GSK.

(e) Cumulative Deductions. Notwithstanding the foregoing, in no event will the deductions set forth in Section 7.4(a) through Section 7.4(d) reduce the royalties otherwise payable to Surface as specified in Section 7.2(a) by more than [***].

Section 7.5. Financial Audits.

(a) Record Keeping. GSK and its Affiliates will, and will cause their respective Sublicensees to, keep complete, true and accurate books and records in accordance with its Accounting Standards of the items underlying (i) Net Sales, (ii) royalty payments under this Agreement and (iii) [***]. GSK and its Affiliates will, and will cause their respective Sublicensees to keep, such books and records for at least [***] following the Calendar Quarter to which they pertain. Surface [***] will have the right annually, at its own expense, to have an internationally-recognized independent, certified public accountant, selected by Surface [***] and reasonably acceptable to GSK (the “Auditor”), review any such records of GSK in the location(s) where such records are customarily maintained by GSK upon at least [***] prior written notice, during regular business hours and under obligations of confidentiality, except to the extent necessary to enforce Surface’s rights under this Agreement [***] or if disclosure is required by applicable Law, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the content of the reports described in Section 7.3, within the prior [***] period after receipt of such report. The Auditor will have the right to disclose to Surface ([***] its conclusions regarding any payment owed under this Agreement. The records for any Calendar Year may be audited no more than once with respect to records covering any specific period of time.

(b) Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to Surface without the prior consent of GSK unless disclosure is required by applicable Laws, and if so determined by Surface in consultation with GSK, it will, if permitted, give GSK prior notice thereof to the extent possible for GSK to seek a protective order against or limiting such disclosure. If such report shows any underpayment, then GSK will remit to Surface, within [***] after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the actual costs incurred by Surface in conducting such review. For the avoidance of doubt, payment of the underpayment will be considered a late payment, subject to Section 7.9. If such report shows any overpayment, then at Surface’s election, either GSK will deduct the overpaid amount for application against future payments owed to Surface or Surface will reimburse GSK the amount of such overpayment. The Parties mutually agree that all information subject to review under this Section 7.5 is Confidential Information of both Parties and that the receiving Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in ARTICLE IX.

Section 7.6. Tax Withholding. Any tax paid or required to be withheld by GSK under applicable Laws in effect at the time of payment for the benefit of Surface on account of any royalties or other payments payable to Surface under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. The Parties shall reasonably cooperate with one another to reduce or minimize any such deduction or withholding required by applicable Laws, including by providing any forms or other certifications necessary to reduce the amount of such withholding (i.e. including duly completed IRS Form W-9 or applicable IRS Form W-8). If, in accordance with the foregoing, GSK withholds any amount, then it will pay to Surface the balance when due, timely remit to the proper taxing authority the withheld amount, and send Surface proof of such remittance within [***] following Surface’s request for such proof of remittance. Notwithstanding the foregoing, GSK shall assume the responsibility for, and increase the amount payable hereunder such that Surface receives the amount it would have received but for, any Incremental Withholding (as defined below) in the event that such Incremental Withholding arises as a result of any Withholding Action by or on behalf of GSK. For purposes of this Section, “Withholding Action” by or on behalf of GSK means any action taken by GSK that would directly result in any additional withholding or reduction from payments made hereunder (any such amount withheld or deducted, an “Incremental Withholding”, which would not have resulted absent GSK taking, or causing to be taken, such action).

Section 7.7. VAT and Indirect Taxes. All amounts payable under or in connection with this Agreement are exclusive of VAT & Indirect Taxes. Any VAT & Indirect Taxes payable on the consideration shall be paid at the same time as the payment or provision of the consideration to which it relates, subject to the production of a VAT invoice. GSK will provide to Surface within [***] after the earlier of the Effective Date and receipt of any consideration or a valid VAT invoice, if appropriate. If such amounts of VAT & Indirect Taxes are refunded subsequently by the fiscal authorities to GSK, GSK will refund these monies to Surface within [***] of receipt.

Section 7.8. Currency of Payments. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be calculated using GSK’s standard conversion method consistent with its applicable Accounting Standards in a manner consistent with GSK’s customary and usual conversion procedures used in preparing its financial statements applied on a consistent basis, provided that such procedures use a widely accepted source of published exchange rates, which as of the Effective Date is Reuters/Bloomberg. All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

Section 7.9. Late Payments. Without limiting any other rights or remedies available to Surface hereunder, any undisputed late payment or portion thereof by GSK will bear interest, to the extent permitted by Laws, at an annual rate of [***] above the applicable daily rate published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) on the date payment was due or the highest rate permitted by law (whichever is lower), computed from the date such payment was due until the date GSK makes the payment. Where the late payment is caused by Surface, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from GSK regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by GSK.

Section 7.10. Invoices. To the extent an invoice is required to be submitted to GSK under this Agreement, such invoice shall include the information set forth on Schedule 7.10.

Section 7.11. [***].

ARTICLE VIII

INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

Section 8.1. Ownership.

(a) Subject only to the rights expressly granted to GSK under this Agreement, Surface will retain all rights, title and interests in and to the Licensed Patents and Licensed Know-How.

(b) As between the Parties, each Party will own all inventions and Know-How conceived, discovered, developed or otherwise made, as necessary to establish authorship (in case of publication and other copyrightable work), inventorship (in case of inventions, whether patentable or not) or ownership under applicable Law, solely by or on behalf of such Party (or its Affiliates, its or their subcontractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) in the course of conducting such Party’s activities or exercising such Party’s rights under this Agreement, and any and all Patent Rights and other intellectual property rights thereto (collectively, “Sole Inventions” and with respect to GSK, “GSK Sole Inventions” and with respect to Surface, “Surface Sole Inventions”). All Patent Rights claiming patentable GSK Sole Inventions will be referred to herein as “GSK Patents.” All Patent Rights claiming patentable Surface Sole Inventions will be considered Licensed Patents.

(c) As between the Parties, each Party will own an equal, undivided interest in all inventions and Know-How that are conceived, discovered, developed or otherwise made, as necessary to establish authorship (in case of publication and other copyrightable work), inventorship (in case of inventions, whether patentable or not) or ownership under applicable Law, jointly by or on behalf of each Party (or their respective Affiliates, subcontractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) in the course of performing activities or exercising rights under this Agreement, whether or not patentable (collectively, “Joint Inventions”), and any and all Joint Patents and other intellectual property rights thereto. Each Party will have full rights to license, assign and exploit such Party’s interest in such Joint Inventions (and any Joint Patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to the licenses granted herein and subject to any other intellectual property held by such other Party. Each Party will promptly disclose to the other via the JPC all Joint Inventions, in each case, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’ subcontractors or sublicensees (including Sublicensees’) or its or their directors, officers, employees or agents, describing such Joint Inventions.

(d) Assignment Obligation. Each Party will assign its rights, and cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party to effectuate the terms and conditions set forth in this Section 8.1. With respect to any activities of a Party under this Agreement that are subcontracted to a Person that is not an employee, the Party retaining such subcontractor will include in the applicable subcontract an assignment to such Party of all rights in Patent Rights and Know-How made by such subcontractor resulting from such activities, and in any event will include in the applicable subcontract a license to such Party that is sublicensable to the other Party under this Agreement, of any Patent Rights and Know-How made by such subcontractor resulting from such activities.

(e) Inventorship. Inventorship for inventions made during the course of the performance of this Agreement will be determined in accordance with United States patent laws for determining inventorship.

Section 8.2. Prosecution and Maintenance of the Licensed Patents.

(a) Prosecution by GSK. As between the Parties, GSK will have the first right, and will use diligent, good faith efforts to Prosecute the Licensed Patents and Joint Patents in the Field in the Territory to the extent relating to the Licensed Antibodies or Licensed Products, at GSK’s sole cost and expense through patent counsel or agents of its choice. In addition, GSK shall have the first right to pursue the European Opposition Proceeding, including to submit arguments relating to the European Opposition Proceeding on behalf of Surface to the European Patent Office, at GSK’s sole cost and expense through patent counsel or agents of its choice. GSK will keep Surface reasonably informed via the JPC of all steps with regard to and the status of such Prosecution of such Licensed Patents and Joint Patents and the activities in the European Opposition Proceeding, including by providing Surface with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Licensed Patents, Joint Patents and European Opposition Proceeding, (ii) a draft copy of all applications and other documents relating to such Licensed Patents, Joint Patents and European Opposition Proceeding sufficiently in advance of filing to permit reasonable review and comment by Surface and giving due consideration to such comments, and (iii) a copy of applications and other documents as filed, together with notice of its filing date and serial number, relating to such Licensed Patents, Joint Patents and European Opposition Proceeding. Before GSK submits any material filing relating to such Licensed Patents or Joint Patents (including a new patent application) or the European Opposition Proceeding, or a response to such patent authorities with respect to such Licensed Patents, Joint Patents or the European Opposition Proceeding, GSK will provide Surface with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith Surface’s reasonable and timely requests and suggestions regarding the Prosecution of such Licensed Patents and Joint Patents and the activities in the European Opposition Proceeding under this Section 8.2(a). In addition, GSK will provide Surface with copies of all final material filings and responses made to any patent office with respect to the Licensed Patents, the Joint Patents and the European Opposition Proceeding in a timely manner following submission thereof.

(b) Step-In Right. If GSK elects not to continue to (i) Prosecute a given Patent Right within the Licensed Patents or Joint Patents in the Field in the Territory pursuant to Section 8.2(a) or (ii) pursue the European Opposition Proceeding, then in each case GSK will give Surface notice thereof within a reasonable period (but not less than [***]) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable or prior to any material deadline in the European Opposition Proceeding, and Surface will have the right to Prosecute such Patent Right within the Licensed Patents or Joint Patents, as applicable or pursue the European Opposition Proceeding. Surface will have the right, but not the obligation, to assume responsibility for continuing the Prosecution of such Patent Right in the Field in such country or pursuing the European Opposition Proceeding and paying any required fees, all at Surface’s sole expense, through patent counsel or agents of its choice. Upon transfer of GSK’s responsibility for Prosecuting any of the Patent Rights within the Licensed Patents or Joint Patents to Surface under this Section 8.2(b), (i) solely with respect to any Patent Right within the Joint Patents, GSK will assign to Surface all of GSK’s rights, title, and interests in and to such Patent Right; (ii) such Patent Right will cease to be Licensed Patents or Joint Patents licensed to GSK under this Agreement; (iii) Surface may, in its sole discretion, Prosecute or abandon such Patent Right; and (iv) GSK will promptly deliver to Surface copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Surface to assume such Prosecution and defense. Upon transfer of GSK’s responsibility for pursuing the European Opposition Proceeding under this Section 8.2(b), (i) Surface may, in its sole discretion, pursue or abandon efforts related to the European Opposition Proceeding; and (ii) GSK will promptly deliver to Surface copies of all necessary files related to the European Opposition Proceeding with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Surface to assume activities relating to the European Opposition Proceeding.

(c) Cooperation in Support of Assignment. In the event that Surface exercises its right to be assigned GSK’s interest in a Joint Patent pursuant to Section 8.2(b), then upon Surface’s request, GSK will provide all further cooperation that Surface reasonably determines is necessary to give effect to such assignment and to ensure Surface the full and quiet enjoyment of such assigned Patent Rights, including executing and delivering further assignments, consents, releases, and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in person or other proper means, and otherwise assisting Surface in support of any effort by Surface to establish, perfect, defend, or enforce its rights in such assigned Patent Rights.

(d) Cooperation in Prosecution and the European Opposition Proceeding. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the Prosecution of Licensed Patents and Joint Patents and activities relating to the European Opposition Proceeding pursuant to this Section 8.2, including providing any necessary powers of attorney, complying with any applicable duty of candor or disclosure with a patent office and executing any other required documents or instruments for such Prosecution.

(e) Prosecution of GSK Patents. GSK will control and be responsible, at its own expense, for the Prosecution of all GSK Patents.

(f) Patent Extensions; Data Exclusivity and Purple Book and Patent Register Listings; Biosimilar Applications.

(i) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, the Parties will mutually agree on which issued patent to extend, and in any event, the Parties understand and agree that a Licensed Patent or Joint Patent will be extended (including in the U.S. upon Regulatory Approval thereof), if possible, in lieu of any other Patent Right only if such Licensed Patent or Joint Patent would extend longer than such other Patent Right.

(ii) Data Exclusivity, Purple Book and Patent Register Listings. With respect to data exclusivity periods (such as those periods listed in the Purple Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), GSK, in consultation with Surface, will seek and maintain all such data exclusivity periods that may be available for any of the Licensed Products. GSK will determine which Licensed Patents and Joint Patents, if any, will be listed with the applicable Regulatory Authorities for any Licensed Product, including all so-called “Patent Register” listings required by certain Governmental Authorities, and all similar listings in any other relevant countries.

(iii) Biosimilar Applications. If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”) naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (including by the receipt of information disclosed pursuant to Section 351(l)(2) of the PHSA, or in an instance described in Section 351(l)(9)(C) of the PHSA), either Party will, within [***], notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA. If either Party receives any equivalent or similar certification, information or notice in any other jurisdiction in the Territory naming a Licensed Product, either Party will, within [***], notify and provide the other Party with copies of such communication. Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application, (A) GSK will have the first right, after consulting with Surface, to designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application, (B) GSK will have the first right, after consulting with Surface, to (1) list any Licensed Patents, and any other Patent Rights, as required pursuant to Section 351(l)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, (2) respond to any communications with respect to such lists from the filer of the Biosimilar Application, and (3) negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA; and (C) GSK will have the first right, after consulting with Surface, to identify Licensed Patents and any other Patent Rights, and to respond to communications under any equivalent or similar listing in any other jurisdiction in the Territory. If GSK does not defend a given Patent Right within the Licensed Patents or Joint Patents under this Section 8.2(f)(iii) within [***] (or such shorter period of time before the time limit, if any, set forth in the appropriate Laws in the United States or any other country in the Territory to not waive any statutory rights), or elects not to continue any such defense (in which case it will promptly provide notice thereof to Surface), then Surface will have the right (but not the obligation), at its sole discretion, to defend any such Patent Right.

Section 8.3. Third Party Infringement.

(a) Notice. Each Party will promptly notify the other in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Joint Patent, or (ii) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b) GSK Sole Right. As between the Parties, GSK will have the sole right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of the Licensed Patents or Joint Patents by a Third Party conducting the manufacture, use, marketing or sale of a product falling within the scope of the exclusive license granted to GSK in Section 2.1 (any such Action, an “Infringement Action”). GSK will notify and keep Surface apprised in writing of any such Infringement Action and will consider Surface’s reasonable interests and requests regarding such Infringement Action.

(c) Cooperation. In any Infringement Action brought under the Licensed Patents or Joint Patents pursuant to Section 8.3(b), Surface will, and will cause its Affiliates to, reasonably cooperate with GSK, in good faith, relative to GSK’s efforts to protect the Licensed Patents and Joint Patents and will join such suit as a party, if requested by GSK. Furthermore, GSK will consider in good faith all reasonable and timely comments from Surface on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. GSK will have the right to settle any patent infringement litigation with respect to any Licensed Patent under this Section 8.3 in a manner that diminishes the rights or interests of Surface without the consent of Surface (which will not be unreasonably withheld).

(d) Expenses. Subject to Section 8.3(e), GSK will be solely responsible for all expenses arising from a suit or Action against an Infringement Action. For the avoidance of doubt, GSK will not be responsible for Surface’s internal expenses (e.g., FTEs) incurred as a result of Surface’s cooperation with the enforcement Action as provided in this Section 8.3. Surface will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Surface will at all times cooperate fully with GSK.

(e) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents or Joint Patents will, after reimbursing the Parties for their reasonable expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Licensed Patent or Joint Patent is attributable to loss of sales or profits with respect to a Licensed Product, such amount shall be paid to or retained by GSK and treated as “Net Sales” in the Calendar Year in which the money is actually received and any royalties pursuant to Section 7.2 shall be payable by GSK to Surface with respect thereto.

Section 8.4. Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by GSK or Surface or any of their respective Affiliates or sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product (any such Action, an “Infringement Claim”) in the Territory. GSK will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Territory, at GSK’s sole cost and expense, and Surface will have the right, at its own expense, to be represented in any such Infringement Claim in the Territory by counsel of its own choice. Upon the request of GSK, Surface will reasonably cooperate with GSK in the reasonable defense of such Infringement Claim. Surface will have the right to consult with GSK concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. GSK will (a) consult with Surface as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from Surface with respect thereto and (c) keep Surface reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. GSK will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by it, provided, that, unless any such settlement includes a full and unconditional release from all liability of Surface and does not adversely affect the rights of Surface, any such settlement will be subject to Surface’s prior written consent.

Section 8.5. Common Interest. All information exchanged between the Parties regarding the Prosecution of Licensed Patents and Joint Patents under this ARTICLE VIII will be deemed Confidential Information of the disclosing Party. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents, the Joint Patents and the European Opposition Proceeding under this ARTICLE VIII, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE VIII is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE IX

CONFIDENTIALITY AND PUBLICITY

Section 9.1. Confidential Information.

(a) Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates, its and their sublicensees and subcontractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party.

(b) Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, subcontractors, advisors and sublicensees, and to the employees, consultants, subcontractors, advisors and sublicensees of the receiving Party’s Affiliates, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 9.1; provided, however, that each Party will remain responsible for any failure by its Affiliates and its and their sublicensees, and its and its Affiliates’ respective employees, consultants, subcontractors and advisors, to treat such Confidential Information as required under this Section 9.1 as if such Affiliates, employees, consultants, subcontractors, advisors and sublicensees were parties directly bound to the requirements of this Section 9.1.

(c) Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) to its Affiliates, bona fide potential or actual collaborators, licensors, Sublicensees, sublicensees, or strategic partners and to employees, directors, agents, consultants, and advisers of such Third Parties, financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters in all cases on a need to know basis, and under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose); provided, however, that each Party will remain responsible for any failure by any of the foregoing recipients to treat such Confidential Information as required under Section 9.1 as if such recipients were parties directly bound to the requirements of this Section 9.1, (ii) as required by any court governmental body or other Governmental Authority as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and

Reimbursement Approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information, or (iii) to a patent authority as may be reasonably necessary or useful for purposes of obtaining Patent Rights as permitted by this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available. Notwithstanding anything to the contrary contained in this ARTICLE IX, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 9.1(b) and this Section 9.1(c). If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, within a reasonable time (and in no event less than [***]) prior to any such filing, provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment and will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions. The Party filing the Agreement will take the other Party’s reasonable comments into consideration before filing such agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable Regulatory Authority.

(d) When transferring Confidential Information, all communications between GSK and Surface will use encryption methods agreed to by the Parties. Upon discovering any suspected or actual unauthorized disclosure, loss or theft of Confidential Information (a “Data Security Breach”) Surface will send an e-mail to [***] notifying GSK, and upon discovering any suspected or actual Data Security Breach, GSK will send an e-mail to [***], notifying Surface. The Parties shall work with each other in good faith to identify a root cause and remediate the Data Security Breach.

Section 9.2. Publicity and Press Release. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant Developments regarding Licensed Products in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 9.2. Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.

(a) The Parties have agreed upon the content of a press release which shall be issued by Surface substantially in the form attached hereto as Schedule 9.2, promptly after the Effective Date. Except for disclosures permitted in accordance with Section 9.1(b), Surface shall not issue any other public announcement, press release or other public disclosure regarding this Agreement, its subject matter or any amendment hereto without GSK’s prior written consent, except for any such disclosure that (i) repeats any information regarding this Agreement, its subject matter or any amendment hereto that has already been publicly disclosed by either Party in accordance with this Section 9.2, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable, or (ii) is, in the opinion of Surface’s counsel, required by applicable Laws or the rules of a stock exchange on which the securities of Surface are listed (or to which an application for listing has been submitted), provided, that disclosure under this clause (ii) shall include the minimum amount of Confidential Information required by such applicable Laws, and Surface will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures. In the event Surface is, in the opinion of its counsel, required by applicable Laws or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, Surface shall submit the proposed disclosure in writing to GSK as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. For clarity, GSK and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Antibody and Licensed Product; provided such disclosure is subject to the provisions of Section 9.1 with respect to Surface’s Confidential Information.

(b) The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 9.2 will restrict a Party from making a disclosure required by Laws as reasonably determined by such Party’s counsel, including disclosures required by any Laws relating to the public sale of securities; provided, however, that such disclosure will include the minimum amount of Confidential Information required by such applicable Laws, and the Parties will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures.

Section 9.3. Scientific Publications.

(a) As between the Parties, GSK shall control all scientific publications relating to all activities undertaken under this Agreement for the relevant Licensed Antibodies and Licensed Products, which publications shall not require the prior written approval of Surface. If GSK or its employees or consultants (such as clinical investigators) wish to publish or publicly present any information about a Licensed Product or the results of any activities relating to the research or development of Licensed Antibodies, which publication contains any of Surface’s Confidential Information, it shall deliver to Surface a copy of the proposed written publication or an outline of an oral disclosure at least [***] ([***] in the case of abstracts) prior to submission for publication or presentation. Surface will respond in writing promptly and in no event later than [***] ([***] in the case of abstracts) after receipt of the proposed material and shall have the right to propose modifications to the publication or presentation for confidentiality reasons, or request a reasonable delay in publication or presentation in order to protect patentable information. In the event that Surface identifies patentable subject matter in the proposed material, GSK agrees not to submit such publication or to make such presentation that contains such information for a period of up to [***] in order to seek patent protection for any material in such publication or presentation. If Surface reasonably requests modifications to the publication or presentation to prevent disclosure of Surface’s Confidential Information, GSK shall edit such publication to prevent the disclosure of such Confidential Information prior to submission of the publication or presentation.

(b) All publications made by GSK relating to any Licensed Antibody or Licensed Product will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines.

(c) In addition to the foregoing, subject to this Section 9.3, GSK shall have the right at any time during and after the Term to (a) publish the results or summaries of results of all Clinical Studies, observational studies and other studies such a meta analyses, conducted with respect to any and all Licensed Antibodies and Licensed Products in any clinical trial register maintained by GSK or its Affiliates and the protocols of such Clinical Studies on www.clinicaltrials.gov or in each case publish the results, summaries or protocols of such Clinical Studies or other studies on such other websites or repositories or at scientific congresses and in peer-reviewed journals within such timescales as required by applicable Laws or GSK’s or its Affiliate’s internal policies and procedures, irrespective of the outcome of such Clinical Studies; (b) make information from Clinical Studies or other studies conducted by or on behalf of GSK with respect to Licensed Antibodies or Licensed Products available under its Data Sharing Initiative; and (c) make any other public disclosures of Clinical Data that become required of GSK due to its internal policies and procedures or applicable Laws.

(d) Each publication made in accordance with this Section 9.3 shall not be a breach of the confidentiality provisions set forth in Section 9.1.

Section 9.4. Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages will not be a sufficient remedy for any breach of this ARTICLE IX. In addition to all other remedies, and notwithstanding the provisions of ARTICLE XIV, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE IX.

ARTICLE X

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 10.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Authority. It has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c) Consents. Except for any Regulatory Approvals, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the performance of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates.

(e) Enforceability. It has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

(f) Compliance with Law. Each Party shall comply, and ensure that its Affiliates, its and their sublicensees and subcontractors comply, in all material respects with all applicable Laws in the performance of its obligations and exercise of its rights under this Agreement to the extent in each case that such applicable Laws cover the performance of the relevant obligations or exercise of rights.

Section 10.2. Additional Representations, Warranties and Covenants of Surface. Surface represents and warrants as of the Effective Date, and covenants to GSK (as applicable) that:

(a) Licensed Patents. All Licensed Patents as of the Effective Date are listed in Exhibit B. Surface is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. All Licensed Patents have been Prosecuted in good faith in the patent offices in accordance with applicable Laws.

(b) Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made against Surface or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. No claim or litigation has been received by Surface or its Affiliates or, to Surface’s knowledge, threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) challenging Surface’s Control of the Licensed Technology (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology) or (iii) alleging misappropriation of the Know-How of any Third Party used in the Development, Manufacture or Commercialization of Licensed Antibodies or Licensed Products by or on behalf of Surface prior to the Effective Date.

(c) Non-Infringement of Third Party IP. Except as set forth on Schedule 10.2(c), to Surface’s knowledge, the Development or Manufacture of the Licensed Product, as conducted by Surface, its Affiliates or its sublicensees, or its subcontractors prior to the Effective Date, and the Commercialization thereof if Surface were Commercializing the Licensed Product as of the Effective Date, did not or would not infringe any issued Patent Right or misappropriate or otherwise violate or misappropriate any Know-How of any Person. No claim of Infringement of the Licensed Patents or misappropriation of the Licensed Know-How of any Third Party has been brought or asserted, or to Surface’s knowledge, threatened, against Surface or any of its Affiliates with respect to the Development, Manufacture or Commercialization of Licensed Products.

(d) Third Party Infringement. To Surface’s knowledge, (i) no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Licensed Patents or Licensed Know-How and (ii) there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed Patents or Licensed Know-How.

(e) Absence of Litigation. There are no judgments or settlements against or owed by Surface, its Affiliates or its or their sublicensees, or, to Surface’s knowledge, pending litigation against Surface, its Affiliates, or its or their sublicensees, or litigation threatened against Surface, its Affiliates, or its or their sublicensees, in each case related to Licensed Products, including any such litigation relating to any Regulatory Materials Controlled by Surface, its Affiliates or its sublicensees as of the Effective Date.

(f) Inventors. Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by Surface, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to Surface.

(g) Accuracy of Data. All information and data provided by or on behalf of Surface to GSK on or before the Effective Date in contemplation of this Agreement was and is true and accurate in all materials respects.

(h) Employment Practices. As relevant to this Agreement: (a) Surface did not and will not employ child labor, forced labor, or cruel or abusive disciplinary practices in the workplace; (b) Surface did not and will not discriminate against any workers on any ground in violation of applicable Law (including race, religion, disability, gender, sexual orientation or gender identity); and (c) Surface paid and will pay each employee at least the minimum wage, provided and will provide each employee with all legally mandated benefits, and has complied and will comply with all applicable Laws on working hours and employment rights in the countries in which it operates.

(i) [***].

(j) Assignment Obligations. All employees, subcontractors or consultants of Surface that will be involved in the performance of the Technical Transition Services shall be subject to a written obligation to assign to Surface all rights in the Patent Rights and Know-How invented or created by them in the course of providing the Technical Transition Services during the Transition Period.

(k) Products Warranties. All Licensed Antibodies and License Product Manufactured and supplied by Surface, with respect to each batch of such Licensed Antibodies and Licensed Products, shall have been Manufactured: (i) in accordance with and shall conform to the specifications existing as of the time of out of freeze for Licensed Antibodies and start of Manufacturing for Licensed Product; (ii) in accordance with the Manufacturing process; (iii) in compliance with applicable GMP requirements; (iv) in compliance with all Laws; and (v) in accordance with the quality or technical agreement(s) between Surface and any of its Manufacturing subcontractors (clauses (i) through (v) collectively, the “Products Warranties”).

(l) Existing CMO Agreements. Surface has not and shall not amend or modify the Products Warranties, delivery terms or quality-related terms under the Existing CMO Agreements that would in any way have an adverse effect on or otherwise limit or reduce the remedies available to Surface for breach of Product Warranties by the Existing CMO under such Existing CMO Agreements, or otherwise adversely affect the delivery or quality of the Licensed Antibodies or Licensed Products manufactured thereunder.

(m) Human Biological Samples. The Human Biological Samples transferred to GSK by Surface in the course of the Technical Transition Services have been obtained and will be stored, transferred, used and disposed of in accordance with all applicable Laws and any generally accepted ethical guidelines regarding the collection, use, transport and disposal of human tissue. All the relevant ethics committee approvals and informed consents have been obtained to enable the use of the Human Biological Samples obtained from patients or human subject volunteers or other donors in the Development or Manufacture of Licensed Antibodies. No human embryonic or fetal derived material (including cell lines) have been or will be used in connection with the Technical Transition Services or other Development or Manufacture of Licensed Antibodies, without the express prior written approval of GSK.

Section 10.3. Additional Representations, Warranties and Covenants of GSK. GSK represents and warrants as of the Effective Date and covenants to Surface (as applicable) that:

(a) Compliance with Law. Without limiting the generality of Section 10.1(f), GSK will conduct its Development and Commercialization activities relating to the Licensed Antibody or Licensed Product(s) in accordance with applicable Laws (including data privacy Laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause all permitted subcontractors and Sublicensees hereunder to comply with such applicable Laws.

(b) GSK Solvency. GSK is solvent and has the ability to pay and perform, or cause its Affiliates to pay and perform, all of its obligations as and when such obligations become due, including payment and other obligations under this Agreement.

Section 10.4. Anti-Corruption. The Parties will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization, for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting either Party in obtaining or retaining business, specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. Each Party will require any contractors, subcontractors, sublicensees, or other Persons that provide services to it in connection with this Agreement to comply with such Party’s obligations under this Section 10.4. For the avoidance of doubt the foregoing prohibited payments include facilitating payments, which are unofficial, improper, small payments or gifts offered or made to a Government Official to secure or expedite a routine or necessary action to which a Party is legally entitled.

Section 10.5. No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.

Section 10.6. No Other Warranties. EACH OF SURFACE AND GSK SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED ANTIBODIES OR LICENSED PRODUCTS WILL BE SUCCESSFUL IN WHOLE OR IN PART. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE X, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XI

INDEMNIFICATION; DAMAGES

Section 11.1. Indemnification by Surface. Surface will defend, indemnify and hold harmless GSK, its Affiliates and their respective directors, officers, employees and agents (each, a “GSK Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any GSK Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Surface in this Agreement, or any breach by Surface of any obligation, covenant or agreement in this Agreement; (b) the gross negligence or willful misconduct of, or violation of Laws by, Surface or any of its Affiliates, sublicensees, or subcontractors, or any of their respective directors, officers, employees and agents, in performing Surface’s obligations or exercising Surface’s rights under this Agreement; (c) the Development, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Antibody or any Licensed Products by or for Surface or any of its Affiliates, its or their sublicensees, subcontractors, agents and consultants or contractors, to the extent relating to the Technical Transition Services; or (d) Surface’s (or its Affiliates’ and sublicensees’) use or practice of the Licensed Technology, to the extent relating to the Technical Transition Services; provided, however, that Surface’s obligations pursuant to this Section 11.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which GSK has an obligation to indemnify Surface pursuant to Section 11.2.

Section 11.2. Indemnification by GSK. GSK will defend, indemnify and hold harmless Surface, its Affiliates and their respective directors, officers, employees and agents (each, a “Surface Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Surface Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by GSK in this Agreement, or any breach by GSK of any obligation, covenant or agreement in this Agreement, (b) the gross negligence or willful misconduct of, or violation of Laws by, GSK, any of its Affiliates, its or their Sublicensees or subcontractors, or any of their respective directors, officers, employees and agents, in performing GSK’s obligations or exercising GSK’s rights under this Agreement, (c) the Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Antibody or any Licensed Products by or for GSK or any of its Affiliates, its or their Sublicensees, subcontractors, agents and consultants or contractors; or (d) GSK’s (or its Affiliates’ and Sublicensees’) use or practice of the Licensed Technology; provided, however, that GSK’s obligations pursuant to this Section 11.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Surface has an obligation to indemnify GSK pursuant to Section 11.1.

Section 11.3. Claims for Indemnification.

(a) Notice. An Indemnified Party entitled to indemnification under Section 11.1 or Section 11.2 will give prompt written notification to the Indemnifying Party of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b) Defense. Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 11.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.

(c) Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate, at its expense, with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim.

(d) Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not agree, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party). In no event will the

Indemnifying Party agree to any settlement or compromise that involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party without the prior written consent of the Indemnified Party, which may be withheld in its sole discretion.

(e) Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE XI. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 11.4. Insurance. GSK shall maintain, at its cost, insurance or self-insurance with respect to liabilities and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement. GSK shall furnish to Surface evidence of such insurance or self-insurance, upon reasonable request.

ARTICLE XII

LIMITATION OF LIABILITY

Section 12.1. No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN SECTION 12.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 12.2. EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 12.1 WILL NOT APPLY TO A CLAIM: (A) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE IX; OR (C) FOR INDEMNIFIABLE LOSSES PURSUANT TO SECTION 11.1 OR 11.2.

ARTICLE XIII

TERM AND TERMINATION

Section 13.1. Term. Unless terminated earlier in accordance with this ARTICLE XIII, this Agreement will become effective as of the Effective Date and will continue in full force and effect until the last to expire Royalty Term in all countries in the Territory for all Licensed Products (the “Term”).

Section 13.2. Paid-Up License Upon End of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in a given country in the Territory, the license granted to GSK pursuant to Section 2.1 under the Licensed Know-How will become perpetual, irrevocable, fully paid-up, and royalty free with respect to such Licensed Product in such country, and upon expiration of all Royalty Terms in all countries in the Territory, the license granted to GSK pursuant to Section 2.1 under the Licensed Know-How will become perpetual, irrevocable, fully paid-up, and royalty free with respect to all Licensed Products in all countries in the Territory.

Section 13.3. Early Termination.

(a) Termination for Material Breach. Upon (i) any material breach of this Agreement by Surface or (ii) any material breach of this Agreement by GSK (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing [***] written notice to the Breaching Party with respect to any breach of any payment obligation under this Agreement and [***] written notice to the Breaching Party with respect to any other breach, which notice will, in each case (A) expressly reference this Section 13.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, that if there is a good faith dispute with respect to the existence of a material breach or whether such material breach has been cured, and if such alleged breach or failure to cure is contested in good faith by the Breaching Party in writing within [***] of the delivery of the breach notice, then the dispute resolution procedure pursuant to ARTICLE XIV, may be initiated by either Party to determine whether a material breach or a failure to cure has actually occurred. If either Party so initiates the dispute resolution procedure, then the applicable cure period (and the corresponding termination of this Agreement, in whole or in part), shall be tolled until such time as the dispute is resolved pursuant to ARTICLE XIV. Notwithstanding the foregoing, if the breach and failure to cure contemplated by this Section 13.3(a) is with respect to GSK’s breach of its diligence obligations set forth in Sections 4.1 and 5.2 with respect to one or more (but not all) of the countries in the Territory, Surface shall not have the right to terminate this Agreement in its entirely, but shall have the right to terminate this Agreement solely with respect to the country(ies) to which such breach and failure to cure applies.

(b) Termination by GSK for Convenience. GSK will have the right to terminate this Agreement in its entirety for convenience, without cause, and for any or no reason (a) on not less than [***] prior written notice to Surface if such notice is provided prior to GSK’s receipt of the first Regulatory Approval for a Licensed Product, and (b) on not less than [***] prior written notice to Surface if such notice is provided following GSK’s receipt of the first Regulatory Approval for a Licensed Product.

(c) Termination for Bankruptcy. This Agreement may be terminated immediately, to the extent permitted by applicable Laws, by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

(d) Patent Challenge.

(i) Except to the extent that this Section 13.3(d) is unenforceable under the Law of the applicable jurisdiction where the applicable Licensed Patents are pending or issued, Surface has the right to terminate this Agreement upon written notice to GSK in the event that GSK or any of its Affiliates or its or their Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents (a “Patent Challenge”); provided that (A) this Section 13.3(d) will not apply to any such Patent Challenge that is first made by GSK or any of its Affiliates or its or their Sublicensees in defense of a claim of patent infringement brought by Surface under the applicable Licensed Patents, (B) with respect to any Affiliate or Sublicensee, Surface will not have the right to terminate this Agreement under this Section 13.3(d) if GSK (1) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent

Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Affiliate or Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (2) terminates such Sublicensee’s sublicense to the Licensed Patents being challenged by the Affiliate or Sublicensee, in each case, within [***] of Surface’s notice to GSK under this Section 13.3(d).

(ii) In lieu of exercising its rights to terminate under this Section 13.3(d), Surface may elect upon written notice [***], which election will be effective retroactively to the date of the commencement of the Patent Challenge.

(iii) GSK acknowledges and agrees that this Section 13.3(d) is reasonable, valid and necessary for the adequate protection of Surface’s interest in and to the Licensed Patents, and that Surface would not have granted to GSK the licenses under those Licensed Patents, without this Section 13.3(d). Surface will have the right, at any time in its sole discretion, to strike this Section 13.3(d) (or any portion thereof) from this Agreement, and Surface will have no liability whatsoever as a result of the presence or absence of this Section 13.3(d) (or any struck portion thereof).

(e) Termination for Cessation of Development. Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), if (i) GSK does not conduct, or cause to be conducted, or otherwise ceases or abandons, material Development activities with respect to Licensed Antibodies and Licensed Products for a period of [***] at any time during the Term or (ii) GSK has not commenced any material Development activities with respect to any Licensed Antibody or Licensed Product on or after the date that is the [***] anniversary of the Effective Date (each, a “Cessation of Development”), then, in each case ((i) and (ii)), Surface will have the right to terminate this Agreement in its entirety with [***] written notice to GSK, unless GSK cures such Cessation of Development during such notice period; provided, that if there is a good faith dispute with respect to the existence of a Cessation of Development or whether such Cessation of Development has been cured, and if such alleged Cessation of Development or failure to cure is contested in good faith by GSK in writing within [***] of the delivery of the notice thereof, then the dispute resolution procedure pursuant to ARTICLE XIV, may be initiated by either Party to determine whether a Cessation of Development or a failure to cure has actually occurred. If either Party so initiates the dispute resolution procedure, then the applicable cure period (and the corresponding termination of this Agreement, in whole or in part), shall be tolled until such time as the dispute is resolved pursuant to ARTICLE XIV. Notwithstanding the foregoing, the abandonment or cessation of material Development activities by GSK with respect to Licensed Antibodies and Licensed Product as described in clauses (i) and (ii) shall not be deemed a Cessation of Development to the extent any such abandonment or cessation is the result of [***].

(f) Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by GSK or Surface are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The Parties acknowledge and agree that payments made under Section 7.1 shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

Section 13.4. Effects of Termination. All of the following effects of termination (but not expiration) are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and will not be construed to limit any such rights or remedies.

(a) Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 13.3, the Parties’ rights, licenses, including any Sublicenses, and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 13.4.

(b) Reversion of Rights. All Licensed Antibodies and Licensed Products and all rights related thereto will revert to Surface, including all rights under the Licensed Technology and Surface will have the right, in its sole discretion, to Develop, Manufacture and Commercialize the Licensed Antibodies and Licensed Products.

(c) Transitioning Activities. If there are any on-going Clinical Studies at termination or expiration of this Agreement, the Parties will negotiate in good faith to establish an appropriate course of action, which may include transitioning activities from GSK to Surface or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Studies of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Laws.

(d) Right of Reference to Regulatory Materials. GSK will and hereby does, and will cause its Affiliates and its and their Sublicensees to, (i) effective as of the effective date of termination, assign to Surface all of its rights, title, and interests in and to all Regulatory Materials, filings for Pricing and Reimbursement Approval, Regulatory Approvals, Clinical Data and other material documentation, to the extent allowed under applicable Law and solely related to the Licensed Antibodies or Licensed Products that are then held by or owned or controlled by GSK or any of its Affiliates or Sublicensees and (ii) to the extent assignment pursuant to clause (i) is not permitted by applicable Law or not solely related to the Licensed Antibodies or Licensed Products that are then held by or owned or controlled by GSK or any of its Affiliates or Sublicensees, GSK will and hereby does grant to Surface an exclusive right of reference to such Regulatory Materials, filings for Pricing and Reimbursement Approval, Regulatory Approvals, Clinical Data and other material documentation, to the extent allowed under applicable Laws, for the Licensed Antibodies or the Licensed Products that are then held by or owned or controlled by GSK or any of its Affiliates or its or their Sublicensees for the continued Development and Commercialization thereof by Surface.

(e) License of Patent Rights related to Licensed Antibodies. GSK will and hereby does grant, effective as of the effective date of termination (without any further action required on the part of GSK), an exclusive, [***] license grant from GSK to Surface, with the right to sublicense (through multiple tiers) under the Patent Rights and Know-How Controlled by GSK or its Affiliates claiming or relating to the Development, Manufacture and Commercialization of the Licensed Antibody, that are necessary or were actually used by GSK or its Affiliates in the Development, Manufacture or Commercialization of the Licensed Product on or before the effective date of the termination, for Surface to Develop, Manufacture, or Commercialize the Licensed Antibody or the Licensed Product in the Field in the Territory. [***].

(f) Inventory. Upon termination of this Agreement, Surface will have the right to purchase all of GSK and its Affiliates’ then-current remaining inventory of non-GMP drug substance, non-GMP drug substance, and Master or Working cell banks. If Surface makes such purchase, GSK will provide primary drug substance reference standard, record of analysis, and a summary report describing it characterization. No raw materials (including chromatography resins, filters, or consumables) will be transferred to Surface. Surface will have the right to purchase such remaining non-GMP inventory at a price equal to [***].

(g) Trademarks. Effective as of the date of termination, GSK will assign (or, if applicable, will cause its Affiliates or its or their Sublicensees to assign) to Surface all of GSK’s (and such Affiliates’ or its or their Sublicensees’) worldwide right, title and interest in and to any Trademarks that is specific to and solely used for any Licensed Products (it being understood that the foregoing will not include any Trademarks that contain the corporate or business name(s) of GSK or any of its Affiliates or its or their Sublicensees).

(h) Transition Plan. The parties shall negotiate in good faith to agree a plan acceptable to both Parties for the transition of Development and Manufacture to Surface. GSK will provide any other assistance or take any other actions, in each case reasonably requested by Surface, as necessary to transfer to Surface the Development or Manufacture of the Licensed Antibodies and Licensed Products, and will execute all documents as may be reasonably requested by Surface in order to give effect to this Section 13.4.

(i) Patent Information. GSK, if requested in writing by Surface, will provide any (i) material correspondence with the relevant patent offices pertaining to GSK’s Prosecution of the Licensed Patents, the Joint Patents and the European Opposition Proceeding to the extent not previously provided to Surface during the course of the Agreement and (ii) a report detailing the status of all Licensed Patents, Joint Patents and the European Opposition Proceeding at the time of termination.

(j) Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive termination of this Agreement; and (B) each Party may retain one copy of the Confidential Information of the other Party for its legal archives.

(k) Cooperation. Each Party will use reasonable efforts to cause its Affiliates, its and their sublicensees and subcontractors to comply with the obligations in this Section 13.4.

(l) Accrued Obligations. Termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

(m) Survival. The provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive the expiration or termination of this Agreement in its entirety: ARTICLE VII (but only with respect to payments accrued thereunder prior to termination), ARTICLE VIII (with respect to the provisions regarding Joint Patents), ARTICLE XI, ARTICLE XII, ARTICLE XIV, ARTICLE

XV, Section 2.5, Section 8.1, Section 8.5, Section 9.1, Section 9.3, Section 9.4, Section 10.6, Section 13.2, and this Section 13.4. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement, including this Section 13.4, all rights and obligations of the Parties under this Agreement and any licenses granted under this Agreement, will terminate upon the expiration or termination of this Agreement in its entirety for any reason.

ARTICLE XIV

DISPUTE RESOLUTION

Section 14.1. Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith.

Section 14.2. Mediation. If the Parties’ Senior Officers are unable for any reason to resolve a dispute within [***] of referral of the dispute to them, then the Parties agree that they shall try in good faith to resolve the dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation, before resorting to arbitration as set forth in Section 14.3. If the Parties cannot agree on a mediator within [***] after the dispute was referred to mediation, the mediator shall, upon request by either Party, be appointed by CPR pursuant to CPR Mediation Procedure. The cost of mediator shall be borne equally by the Parties.

Section 14.3. Arbitration. Except as set forth in this Section 14.3, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 14.1 and Section 14.2 will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Arbitration proceedings may be commenced by either Party by notice to the other Party. Within [***] after the institution of the arbitration proceedings, each Party will appoint one (1) arbitrator with the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within [***], the third arbitrator will be appointed in accordance with the Rules. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in New York, New York; provided, however, that proceedings may be conducted by videoconference or telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 14.3). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 14.3 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties as if any of the foregoing was the Confidential Information of each Party. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 14.3 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

Section 14.4. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Trademark rights relating to any Licensed Products will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes. All questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 8.1 and (b) the construction or effect of Patent Rights or with respect to Trademarks, will be determined in accordance with the Laws of the country or other jurisdiction in which the particular patent within such Patent Rights or the Trademark has been filed or granted, as the case may be.

Section 14.5. Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN Section 14.3. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XV

MISCELLANEOUS

Section 15.1. Assignment; Successors.

(a) Assignment. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (A) to an Affiliate or (B) to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization or similar transaction, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this Section 15.1(a) will be null and void.

(b) Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.1(b) will be null, void and of no legal effect.

(c) Change of Control of Surface. Notwithstanding anything in this Agreement to the contrary, a Party or its Affiliates will be deemed to not Control any Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right that is owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) [***], except to the extent that any such Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right [***] Affiliate’s Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right, or (b) [***] to the extent that such Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right [***] Affiliate’s Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right. No assets of Surface or any of its Affiliates not owned or in-licensed by Surface or any of its Affiliates before a Change of Control will be subject to Section 2.8(a).

Section 15.2. Choice of Laws. This Agreement will be governed by and interpreted under the Laws of The State of New York, without regard to the conflicts of law principles thereof. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

Section 15.3. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 15.3). This Section 15.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Surface:	Surface Oncology, Inc. 50 Hampshire Street Cambridge, MA 02139 Attention: Chief Legal Officer

With copies to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: [***]

If to GSK:	GlaxoSmithKline 259 E Grand Ave Fifth Floor, Suite 1 S. San Francisco, CA 94080 Attn: SVP & Head R&D Business Development

With copies to (which shall not constitute notice to):	GlaxoSmithKline 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Attn: VP & Head of Legal Business Development & Corporate

With copies to (which shall not constitute notice to):	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 Attn: [***]

Section 15.4. Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the objectives of the invalid or unenforceable provision.

Section 15.5. Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Prior CDA (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). In the event of a conflict between any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

Section 15.6. Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JDC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 15.7. Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

Section 15.8. Affiliates, Sublicensees, and subcontractors. To the extent that this Agreement imposes obligations on Affiliates, Sublicensees or subcontractors of a Party, such Party will cause its Affiliates and its and their sublicensees and subcontractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, its or their sublicensees or subcontractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided, however, that (a) each such Affiliate, Sublicensee or subcontractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, Sublicensee or subcontractor were a party hereto, (b) the performance of any obligations of a Party’s by its Affiliates, its or their sublicensees or subcontractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, (c) the Party using such contractor will terminate promptly any subcontractor, and will give the other Party notice of such termination, in the case of any material breach of this Agreement by such subcontractor and (d) subject to such Party’s assignment to an Affiliate pursuant to Section 15.1, such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement. Subject to this Section 15.8, if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Surface” will be interpreted to mean “Surface or its Affiliates” and “GSK” will be interpreted to mean “GSK or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.

Section 15.9. No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE XI, the Indemnified Parties.

Section 15.10. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.

Section 15.11. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular “Laws” mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or

Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365 day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JDC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “shall” will be construed to have the same meaning and effect as the word “will”.

Section 15.12. Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

Section 15.13. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 15.14. Execution in Counterparts; PDF Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

Section 15.15. Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative on the Effective Date.

SURFACE ONCOLOGY, INC.

/s/ J. Jeffrey Goater
Name: J. Jeffrey Goater
Title: Chief Executive Officer

GLAXOSMITHKLINE INTELLECTUAL PROPERTY NO. 4 LIMITED

/s/ [***]
Name: [***]
Title: [***]

[Signature Page to License Agreement]

Exhibit A

LICENSED ANTIBODIES

[***]

Exhibit A

Exhibit B

LICENSED PATENTS

[***]

Exhibit B

Exhibit C

TRANSITION PLAN

[***]

Exhibit C

Exhibit D

[***]

[See attached.]

Exhibit D

[***]

[***]

Schedule 9.2

Form of Press Release

[See Attached]

[***]